***Text Omitted and Filed Separately with the Commission

Confidential Treatment Requested

Under 17 C.F.R. Sec. 200.80(b)(4),

200.83 and 240.24b-2

MANUFACTURING AND PURCHASE AGREEMENT

between

ESGW International Limited

and

Exabyte Corporation

ESGW International Limited, a corporation, duly organized and existing under the laws of the British Virgin Islands, having a principal mailing address at c/o ExcelStor Technology Limited, Suite 1507, Greenfield Tower, Concordia Plaza, Number 1, Science Museum Road, Tsimshatsui East, Hong Kong Special Administrative Region, (hereinafter referred to as “ESGW”); and

Exabyte Corporation, a corporation, duly organized and existing under the laws of the state of Delaware of the United States of America, having a principal business address at 2108 55th Street, Boulder, Colorado 80301, U.S.A. (hereinafter referred to as “EXABYTE”).

ESGW agrees to manufacture the products described on attached Schedule 1 (“Products”) and sell the finished Products to EXABYTE. EXABYTE agrees to purchase the finished Products from ESGW. The manufacture, sale and purchase of the finished Products will be governed by the terms and conditions of this Agreement.

This Agreement consists of the following General Terms and Conditions and the attached Schedules (as applicable):

-- Schedule 1 - Products

-- Schedule 2 – Purchase Prices

-- Schedule 3 – ESGW’s Manufacturing Workmanship Standards

-- Schedule 4 – EXABYTE’S Equipment

Effective Date: January 20, 2004

ESGW International Limited	Exabyte Corporation
By:	By:
Signature	Signature
Sam Leung	Tom Ward
Director	President and CEO
ESGW International Limited	Exabyte Corporation

ESGW - EXABYTE

GENERAL TERMS AND CONDITIONS

1.0	PRODUCT PURCHASE PRICES.

1.1    Purchase prices (“Purchase Prices”) for the Products are set forth on Schedule 2 and are effective for the period(s) and on the terms stated. Purchase Prices are [...***...].

1.2    Purchase Prices will be reviewed by EXABYTE and ESGW at intervals as mutually agreed, and will be increased or decreased as appropriate. ESGW will notify EXABYTE of any industry-wide or sole source shortages of components affecting price or delivery schedules. In such event, ESGW and EXABYTE will mutually agree on equitable adjustments to the Purchase Prices and delivery schedules.

1.3    The Purchase Prices are based upon minimum quantities of Product purchased by EXABYTE in 500 pieces per quarter, and if through no fault of ESGW, EXABYTE purchases significantly less than the minimum quantities, the Purchase Prices will be equitably increased by an amount equal to ESGW’s verified additional costs to manufacture the lesser number of Products actually purchased by EXABYTE.

2.0	PURCHASE ORDERS.

2.1    Products will be manufactured and shipped according to a mutually agreed schedule. Once agreed to, manufacture and shipment of Products will be in accordance with EXABYTE’S Purchase Orders (“Purchase Order(s)”). Purchase Orders may be issued in hard copy and will be issued at intervals as mutually agreed. Blanket Purchase Orders (BPOs) for the next three months will be provided on an every thirty (30) day rolling basis by EXABYTE to ESGW and the Purchase Orders for the first thirty (30) day period among BPOs are firm orders. EXABYTE reserves the right to modify the manufacturing requirements that fall outside the aforesaid thirty (30) day window down to a level not less than seventy percent (70%) of the original requirements per BPOs.

Purchase Orders will state the number of Products to be manufactured and shipped during the period covered by the Purchase Order, and other terms as mutually agreed.

2.2    Once every thirty (30) days, EXABYTE will provide a twenty-six (26)week rolling forecast (“Forecasts”).

2.3    ESGW will purchase material to manufacture Products according to the quantity and delivery schedules set forth in Purchase Orders and Forecasts in effect from time to time

*Confidential Treatment Requested

during the term of this Agreement. ESGW will purchase material for the Products according to EXABYTE’s Approved Vendor List (“AVL”). With EXABYTE’s prior written consent, ESGW may purchase material in excess of Purchase Order requirements, such as long lead time components or components which can be purchased in volume at a lower price.

2.4	Stopping Shipments

EXABYTE may request ESGW to stop shipments for quality reasons. If EXABYTE so requests, ESGW’s obligations to meet delivery commitments and EXABYTE’s obligations under Section 2.1. shall thereafter be suspended until such time as EXABYET thereafter requests ESGW to recommence shipment of Products. EXABYTE and ESGW shall work together to allow to resume production as promptly as practicable. All requests pursuant to this Section shall be in writing.

3.0	CONSIGNMENT OF EQUIPMENT AND MATERIALS.

3.1    The equipment, which is required to manufacture the products, is consigned by EXABYTE to ESGW. The EXABYTE Tools and all other tools, drawings, plans, specifications, or other materials furnished by EXABYTE for use by ESGW in its performance under this Agreement or any Purchase Order issued hereunder shall be identified as, and shall be and remain, the property of EXABYTE and shall be used by ESGW only in its performance hereunder. Such property shall be returned to EXABYTE at EXABYTE’s cost, upon request, to a destination specified by EXABYTE, in the same condition as provided, except for normal wear and tear. Such equipment is set forth in Schedule 4 attached hereto. ESGW shall maintain, but not refurbish, the EXABYTE Tools at ESGW’s cost and expense and shall maintain, or pay to maintain, in accordance with EXABYTE’s requirements any other EXABYTE-owned property in use by ESGW at ESGW’s cost and expense. ESGW reserves the right to consult with EXABYTE prior to proceeding with any maintenance or refurbishment of Tools. ESGW shall be responsible for the operation and security of the EXABYTE Tools and any other EXABYTE-owned property in use by ESGW.

3.2    One of the major components, the Exabyte Tape Drive, is consigned by EXABYTE to ESGW. EXABYTE agrees to maintain an inventory of such components at the ESGW manufacturing site(s) as mutually agreed to by ESGW and EXABYTE. The quantity consignment inventory shall be as agreed upon by the Parties and shall include a mutually agreed quantity of buffer stock. The quantity of consignment inventory will be monitored and adjusted as-needed by mutual agreement. EXABYTE (or its vendor) will ship replacement quantities of Components upon

Exabyte’s request. These shipments will restore the Consignment inventory to the mutually-agreed level. All consigned inventory will be shipped at C.I.F. ESGW manufacturing site. ESGW will be liable for EXABYTE’s replacement cost for any inventory shrinkage which shall be reconciled monthly.

4.0	PAYMENT TERMS AND TAX ISSUES.

4.1    Payment terms are net [...***...] ([...***...])days from invoice date in United States dollars. The invoice date shall be no earlier than the ship date. Payment shall not be deemed delinquent until five (5) Days after the expiration of such [...***...] ([...***...])Day period. Payments are not subject to off-set or setoff.

Notwithstanding the foregoing, payment by EXABYTE within and including [...***...] ([...***...]) Days from receipt of ESGW invoice will not constitute a breach of this agreement.

At its option, ESGW may impose a late payment fee or interest charge on all amounts past due by more than five (5) days at 1.5% per month. Acceptance of a partial payment will not be a waiver of the right to be paid the remainder due.

4.2    EXABYTE shall provide a “[...***...] thousand dollar ($[...***...]) Standby Letter of Credit” valid for six (6) months, in favor of ESGW, as a security to cover, in full, EXABYTE’S balance due to ESGW and EXABYTE’s liability in inventory indemnification pursuant to Article 10.0 below.

4.3    In the event of nonpayment pursuant to the terms herein, ESGW, after providing ten (10) days written notice to EXABYTE, ESGW shall be entitled to full payment of all amounts due, together with 1.5% per month interest thereon. Should full payment not be made within 30 days of ESGW’s notice to cure, ESGW shall be entitled to cease all performance and terminate this Agreement immediately upon written notice to EXABYTE. In addition, ESGW shall have the right to utilize the entirety of its materials on hand at the time of issuing a notice to cure, to provide goods for sale on the open market in order to mitigate any losses suffered due to nonpayment. EXABYTE shall be fully liable for any losses incurred by ESGW in the event of these payment obligations.

4.4    EXABYTE shall bear all sales and use taxes, value added taxes, export and import duties, imposed as a result of the sale of product to EXABYTE.

ESGW shall not collect an otherwise applicable tax if EXABYTE’s purchase is exempt from ESGW’s collection of such tax and a valid tax exemption certificate is furnished by EXABYTE to ESGW.

*Confidential Treatment Requested

5.0	WARRANTIES, REMEDIES, LIMITATION OF LIABILITY.

5.1    ESGW warrants to EXABYTE that each Product shall be free from defects in workmanship for a period of [...***...] ([...***...]) months from the product ship date for new products, and for the greater of [...***...] ([...***...]) Days from the product ship date or the remainder of the initial New Product’s warranty period for Repaired Products. (the “Product Warranty”).

5.1.1 ESGW will pass on to EXABYTE all the benefit of manufacturer’s Component warranties to the extent that they are transferable. ESGW will not independently warrant (i) any Components, (ii) EXABYTE consigned or supplied materials, (iii) Product that is abused, damaged, altered or misused other than by ESGW, or (iv) Product damaged by external causes not directly contributed to by ESGW.

5.1.2 Products shall be considered free from defects in workmanship if they are manufactured in accordance with ESGW’s manufacturing workmanship standards (set forth on Schedule 3), conform to the Product specifications, and successfully complete any mutually agreed upon Product Acceptance Tests. EXABYTE may perform acceptance testing which measures a different array of performance criteria, but the parties agree that the mutually agreed upon Product Acceptance Test will be the measurement standard to determine if the Product meets specifications.

5.1.3	Epidemic Failure.

An epidemic failure of Product occurs when a hidden defect causes a significant percentage of Product to fail in EXABYTE’s application and more Product have the potential to fail due to the same defect. The aforementioned percentage measures the actual failures of Product within some population of Product that share a common production characteristic or event related to the defect such as time of manufacture (same lot, batch or version), or that contain an identical suspect element or have undergone a unique suspect process that could have produced the defect (“Population”). A calculation resulting in over [...***...]% ([...***...] percent) failure rate in the Population is deemed significant. The percentage as a function of the resulting calculation will be evaluated on a quarterly basis based on actual field return and failure rates. In the event of epidemic failure, ESGW agrees to expedite the replacement or repair of all Product in the Population, immediately remedy the root cause of the defect and pay reasonable costs associated with any remedial action. Epidemic failure includes: workmanship, materials that does not meet EXABYTE’s design specifications; but excludes non-conformities expressly

*Confidential Treatment Requested

approved by EXABYTE; product failures directly due to action(s) by Exabyte (or the end user) that void the Product warranty under this Agreement; and failures occurring in the Population more than one (1) year from the date of Product sale to EXABYTE.

5.2.1 ALL CLAIMS FOR BREACH OF WARRANTY MUST BE RECEIVED BY ESGW NO LATER THAN THIRTY (30) DAYS AFTER THE EXPIRATION OF THE WARRANTY PERIOD FOR THE PRODUCT.

5.2.2 THE PRODUCT WARRANTY IS THE ONLY WARRANTY GIVEN BY ESGW. ESGW MAKES, AND EXABYTE RECEIVES, NO OTHER WARRANTY EITHER EXPRESSED OR IMPLIED. ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, AND ALL IMPLIED WARRANTIES OF TITLE FOR ANY CONSIGNED OR EXABYTE SUPPLIED MATERIALS, ARE EXPRESSLY DISCLAIMED AND EXCLUDED HEREFROM.

5.2.3 UNLESS EXPRESSLY AGREED TO BY ESGW IN WRITING, ESGW MAKES NO WARRANTY THAT THE PRODUCTS WILL (i) MEET ANY SPECIFICATION NOT MADE KNOWN TO AND AGREED TO BY ESGW, OR (ii) RECEIVE THE APPROVAL OF OR BE CERTIFIED BY UNDERWRITERS LABORATORY, ANY FEDERAL, STATE, LOCAL GOVERNMENT AGENCY IN UNITED STATES OF AMERICA OR FOREIGN GOVERNMENT AGENCY (INCLUDING WITHOUT LIMITATION THE FEDERAL COMMUNICATIONS COMMISSION) OR ANY OTHER PERSON OR ENTITY. ESGW ASSUMES NO RESPONSIBILITY FOR OBTAINING SUCH APPROVALS OR CERTIFICATIONS, OR MEETING SUCH SPECIFICATIONS.

5.3    EXABYTE’s exclusive remedy for any breach of the Product Warranty shall be, at ESGW’s option, repair by ESGW at a facility of its choice, replacement of the defective Product with a functionally equivalent product, or the Purchase Price.

5.4    EXABYTE warrants to ESGW that any documentation or other data provided to ESGW to manufacture the Products is accurate and complete, unless EXABYTE informs ESGW otherwise.

5.5    ESGW will repair Products which are outside the warranty period on mutually agreed prices and terms and conditions.

6.0	INSPECTION.

6.1    EXABYTE or its designee is required to inspect each shipment of Products and give ESGW written notice of any defects or count or other discrepancies within fifteen (15) days of receipt. If EXABYTE does not inspect Products within fifteen (15) days, the Products will be considered accepted by EXABYTE; any Product defects reported after fifteen (15) days will be covered by the warranty provisions of this Agreement. EXABYTE will follow ESGW’s RMA procedure for return of Products.

7.0	RESCHEDULING AND CANCELLATION.

7.1    EXABYTE may increase, decrease or reschedule Products previously released for production on agreed terms and any costs (if any) mutually agreed to.

7.2    EXABYTE may not cancel production of Products within [...***...] ([...***...]) days of their scheduled ship dates. EXABYTE may cancel Purchase Orders outside the [...***...] ([...***...]) day production period but will be responsible for the Termination Inventory and handling charges provided for in Article 10.0 below.

7.3    EXABYTE may request to reschedule each Purchase Order once to a later ship date if the request is received by ESGW more than five (5) days prior to the scheduled ship date and such shipment is rescheduled within thirty (30) days, the Purchase Order will be rescheduled at no charge and without penalty to EXABYTE. If the requested rescheduled ship date is more than thirty (30) days after the original scheduled ship date, EXABYTE will be responsible for one hundred percent (100%) of product price unless otherwise agreed to by the both parties in writing.

7.4    EXABYTE will pay [...***...]% ([...***...] percent) of the cost for each product and component held by ESGW, for each month beyond the first [...***...] ([...***...]) days, provided such inventory is held due causes not attributable to ESGW.

8.0	NON-RECURRING ENGINEERING CHARGES.

8.1    EXABYTE and ESGW will mutually agree upon in writing ESGW provided non-recurring engineering charges and set-up fees (“NRE”) required to manufacture the Products. NRE charges will be billed to EXABYTE as mutually agreed upon in writing.

9.0	CHANGES TO THE PRODUCTS.

9.1    ESGW will not make any changes to the Products without EXABYTE’s prior written authorization. ESGW will make EXABYTE requested engineering changes (“EC”) to the Products. An EC request will include sufficient information for evaluation of its feasibility and cost impact. ESGW will respond to EC requests in writing and provide cost and other relevant data within a time period that is reasonable considering the magnitude of the EC.

9.2    EXABYTE may, from time to time, change the specifications for the Products or the work required of ESGW hereunder and ESGW agrees to make commercially reasonable efforts to comply. If changes result in a change in ESGW’s costs or in the time for performance, an adjustment will be

*Confidential Treatment Requested

made. Any adjustment must be in writing and ESGW shall not be required to implement such change until the Parties have mutually agreed upon the price.

10.0	INVENTORY INDEMNIFICATION.

10.1  Upon cancellation of a Purchase Order, Forecast, or upon expiration of this Agreement or termination of this Agreement for any reason, EXABYTE shall be responsible for:

(i) all finished Products scheduled for shipment within the thirty (30) days immediately following ESGW’s receipt of the cancellation or termination notice (the “Notice”);

(ii) all work-in-process according to EXABYTE’s Purchase Orders at receipt of the Notice; and

(iii) all components, subassemblies and other material purchased to fill a Purchase Order and Forecast or authorized to be purchased by EXABYTE which are on hand or on order at receipt of the Notice. Without limitation this includes Piece Part Inventory made obsolete or excessive due to EXABYTE requested changes to the specifications or Products, minimum buy quantities, and reel quantities. Items (i)-(iii) are referred to as the “Termination Inventory”. In calculating the quantity of finished Products under (i) above, Products rescheduled for manufacture and shipment during the forty-five (45) days immediately prior to receipt of the Notice may be counted by ESGW. In determining the lead time of any component, the parties will add the actual component cancellation lead-time at the time the order was placed plus four (4) weeks manufacturing lead-time.

10.2  ESGW will make every reasonable effort to use the Termination Inventory on other current programs at the Plant where the Products are manufactured, will cancel all outstanding material orders with vendors, and will attempt to return piece parts to vendors. EXABYTE will be responsible for costs, charges and fees actually incurred by ESGW to cancel or return any portion of the Termination Inventory to vendors and, upon mutual agreement, the cost to modify the Products for other programs.

10.3  Within thirty (30) days from termination or cancellation, ESGW will invoice, and EXABYTE will purchase, the Termination Inventory remaining after vendor cancellations and returns and after other program use, as follows: (i) for Piece Part Inventory and authorized long lead time components, at ESGW’s standard cost, plus a reasonable handling charge; (ii) for WIP, at a reasonable pro rata percentage of the finished Product purchase price; and (iii) for finished Product, at the purchase price in effect at termination or cancellation. EXABYTE will be responsible for any negative price differentials between the price ESGW paid for the Piece Part Inventory and authorized long lead time components and the price at which ESGW was able to return and/or utilize the items on other programs. ESGW will credit EXABYTE for any positive price differentials.

11.0	CONFIDENTIAL INFORMATION.

11.1  Information given or shown to the receiving party by the disclosing party pertaining to matters under this Agreement, shall not be published or otherwise disseminated by the receiving party without written permission of the disclosing party and shall not be used by the receiving party except in furtherance of the purposes of this Agreement.

12.0	TERM AND TERMINATION.

12.1  The term of this Agreement shall be three (3) years from the Effective Date and, unless terminated as provided for below, will be automatically renewed for two (2) year periods for as long as ESGW retains manufacturing responsibilities for the Products. Either party may terminate this Agreement hereunder, for any reason, upon one hundred eighty (180) days’ prior written notice.

12.2  This Agreement may be terminated by either party upon the occurrence of any one or more of the following events: (1) failure by either party to perform any of its material performance obligations under this Agreement and to cure such failure within thirty (30) days after receipt of written notice describing the failure in sufficient detail, or if the failure cannot be completely cured within thirty (30) days, failure to make substantial progress towards a cure within the thirty (30) day period; or (2) entering into or filling of a petition, arrangement of proceeding seeking: an order for relief under the bankruptcy laws of the Hong Kong or similar laws of any other jurisdiction; a receivership for any of its assets; a composition with or assignment for the benefit of its creditors; a readjustment or debt; or its dissolution or liquidation. This Agreement will apply to all Products purchased during the six (6) month period immediately following termination.

13.0	GENERAL.

13.1  This Agreement and its attachments make up the entire agreement between the parties regarding the Products. This Agreement supersedes all prior oral and written agreements and understandings between the parties relating to the Products, and may only be amended or modified in writing signed by an authorized representative of each party. The terms and conditions of any Purchase Order, Acknowledgment, Schedule, or other form or document of EXABYTE or ESGW shall not apply.

13.2  If the Product is imported for sale to EXABYTE, ESGW agrees to allow EXABYTE to be the importer of record where possible. EXABYTE reserves the right to file, and ESGW hereby transfers to EXABYTE, all third party duty drawback claims. ESGW will provide all necessary documents to EXABYTE for duty drawback claims in accordance with US Customs regulations. ESGW shall mark every Product or its container with the country of origin and otherwise comply with all applicable import rules, regulations and laws. ESGW shall notify EXABYTE immediately, if it comes to ESGW’s knowledge that Product falls under any export restrictions with P.R. China Customs regulations. EXABYTE hereby certifies that it will not knowingly export, directly or indirectly, any U.S. origin technical data or software acquired from ESGW or any direct product of that technical data or software, to any country for which the United States Government requires an export license or other approval, without obtaining such approval from the United States Government.

13.3  Except for the Products or portions of the Products which are ESGW’s design, EXABYTE is responsible for the design of the Products. Upon ESGW’s demand, EXABYTE will promptly defend, indemnify and hold ESGW, its officers, directors, employees, agents, successors and assigns, harmless from and against every kind of cost, expense or loss (including attorneys’ fees and legal costs) directly relating to any claim or threatened claim: (a) that any Product or portion of a Product violates the intellectual property rights of a third party (of U.S.A. or other places); (b) that the Product has a design defect; or (c) arising from or related to the distribution, sale or use of any Product or portion of a Product. The immediately preceding sentence will apply whether the claim is based upon contract, tort or any other legal theory.

13.4  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTIAL, PUNITIVE OR SPECIAL DAMAGES, OR ANY DAMAGES WHATSOEVER RESULTING FROM LOSS OF USE, DATA OR PROFITS, EVEN IF SUCH OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; provided, however, that this Section shall not prevent a party from incurring the liabilities set forth in Article 13.3 (Indemnification) or Article 10.0 (Material Indemnity) above. IN NO EVENT SHALL ESGW’S LIABILITY UNDER THIS AGREEMENT (WHETHER ASSERTED AS A TORT CLAIM OR CONTRACT CLAIM) EXCEED THE AMOUNTS PAID TO ESGW HEREUNDER.IN NO EVENT WILL ESGW BE LIABLE FOR COSTS OF

PROCUREMENT OF SUBSTITUTE GOODS BY EXABYTE. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

13.5  This Agreement is intended solely for the benefit of the executing parties and their permitted successors and assigns. No other person or entity shall have any rights under or in connection with this Agreement.

13.6  Neither party may sell, transfer or assign any right, duty or obligation granted or imposed upon it under this Agreement without the prior written consent of the other party.

13.7  The parties agree that transmission of data by EDI (electronic data interchange) will not occur until a separate agreement governing such transmissions is executed. Upon execution, such EDI agreement will become an attachment to this Agreement.

13.8  Neither party shall be liable for damages and costs to the other party arising out of delays or failures to perform under this Agreement if such delays or failures result from causes beyond the reasonable control of a party, and are not caused by an act or omission of such party. Notice of any such delays or failures and explanation of their causes must be given to the other party within five (5) days of the occurrence. As soon as it is reasonably apparent that the occurrence will likely cause a delay of more than ninety (90) days, the party against whom this section is invoked shall have the right to terminate the affected installments under any Purchase Order. If EXABYTE is the party claiming the force majeure event, EXABYTE shall be liable for any applicable cancellation charges and be responsible for termination obligations, both as provided for in this Agreement. This force majeure provision may not be invoked for failure or inability to make a payment under this Agreement.

13.9  EXABYTE is the only entity authorized to purchase Product hereunder and the individual executing this Agreement certifies they have the legal authority to bind the EXABYTE. Any affiliates, subsidiaries, and permitted assigns (“Assignees”) of EXABYTE which EXABYTE wishes to purchase Product hereunder must execute a copy of this Agreement and EXABYTE warrants that any and all obligations and debts of the Assignees will be discharged in a timely fashion. EXABYTE shall be liable for performance of the Assignees hereunder including, without limitation, payment of all monies.

13.10               This Agreement shall be construed under and governed by the laws of the State of New York, United States of America, and the parties agree to submit to the jurisdiction of the competent federal courts in the State of New York.

In the case of any disputes, controversies, claims or differences which may arise between the parties, out of or in relation to or in connection with this Agreement, or for the breach thereof, the parties agree to good faith negotiation or mediation of any such dispute. In the event such dispute is not resolved, such dispute shall be referred to and settled by arbitration (without being submitted to any court), except as otherwise expressly provided herein. In the event ESGW shall initiate the arbitration, the arbitration shall take place in New York, in accordance with the rules of procedure of the American Arbitration Association applying the substantive laws of the State of New York. In the event EXABYTE shall initiate the arbitration, the arbitration shall take place in Hong Kong SAR, in accordance with the rules of procedure of the Hong Kong Arbitration Law applying the substantive laws of Hong Kong SAR. The award rendered shall be final and binding upon both parties hereto, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. In the event of arbitration, the panel shall consist of three (3) arbitrators, one (1) of whom shall be chosen by EXABYTE, one (1) of whom shall be chosen by ESGW, and one (1) of whom shall be chosen by the two (2) arbitrators chosen by EXABYTE and ESGW.

14.0	RELATIONSHIP OF PARTIES AND PUBLIC ANNOUNCEMENTS

14.1  The relationship between EXABYTE and ESGW is that of buyer and ESGW, and this Agreement will not be construed as a partnership or joint venture between the parties hereto. Except as otherwise provided by this Agreement, neither party will have any right or authority to assume or create any responsibility, express or implied, on behalf of the other in any manner whatsoever.

14.2  Neither party will make any public announcements or disclose any provisions of this Agreement without first obtaining the written approval of the other party, as to the contents, timing and manner of such public announcements and such approval will not be unreasonably delayed or withheld.

15.0	NOTICES

15.1  All notices and communications required or permitted by the terms of this Agreement will be in writing and will be sent by facsimile or express-mail, postage prepaid, and addressed as follows:

If to ESGW at its principal mailing address above:

Attn:	[...***...]
Tel:	[...***...]
Fax:	[...***...]
Email:	[...***...]

If to EXABYTE at its principal business address above:

Exabyte Corporation

Attn:	[...***...]
Tel:	[...***...]
Fax:	[...***...]
Email:	[...***...]

Or to such other address as either party may designate by subsequent written notice to the other.

16.0	SEVERABILITY

16.1  If any part of this Agreement is held to be invalid, the remaining portions of this Agreement will remain in full force and effect. Any portions of this Agreement intended to survive this Agreement will survive the termination of this Agreement.

17.0	WHOLE AGREEMENT

17.1  This Agreement and the conditions stated herein constitute the complete and entire Agreement between the parties as to the subject matter covered herein. Any additional or contradictory terms in any purchase orders, acceptances, correspondence, acknowledgments, shipping instructions, invoices or other documents covering Product and/or parts will be superseded by the terms in this Agreement, and the terms and conditions herein will control. No change, addition or modification of any of the terms, provisions, or conditions hereof will be binding on the parties unless in writing dated subsequent hereto, referencing and incorporating this Agreement, signed, approved and accepted by the parties. The United Nations Convention on Contracts for the International Sale of Goods is hereby expressly excluded from application to this Agreement.

*Confidential Treatment Requested

18.0	HEADINGS

18.1  The heading set forth in this Agreement are for reference purposes only and will not be considered in the interpretation or enforcement of the provisions of this Agreement.

19.0	EXECUTION

19.1  This Agreement may be executed by duly authorized officers of the respective parties hereto in any number of counterparts, each of which will be deemed the original. Any production of this Agreement made by reliable means (for example, a photocopy or facsimile copy) will be deemed an original.

20.0	NON-WAIVER

20.1  No course of dealing or failure of either party to strictly enforce any term, right or condition of this Agreement shall be construed as a waiver of such term, right or condition.

21.0	English Language

21.1  The official language of this Agreement is English. All correspondence, communications, agreements and requests shall be in English.